Exhibit 99.1

Tims China Announces Completion of Exchange Offer and Consent Solicitation and Notice to Exercise Right to Exchange Remaining Outstanding Warrants

SHANGHAI, China and NEW YORK, June 14, 2023 (GLOBE NEWSWIRE) – TH International Limited (“Tims China” or the “Company” (Nasdaq: THCH)), the exclusive operator of Tim Hortons coffee shops and Popeyes restaurants in China, today announced the successful completion of its previously announced exchange offer (the “Offer”) and consent solicitation (the “Consent Solicitation”) relating to its outstanding warrants.

After accounting for warrants tendered pursuant to guaranteed delivery procedures, 14,074,988 public warrants and 5,650,000 private placement warrants, or approximately 81.6% of the outstanding public warrants and 100% of the outstanding private placement warrants, respectively, were validly tendered and not validly withdrawn prior to the expiration of the Offer and Consent Solicitation. The Company also entered into an amendment to the warrant agreement governing the warrants (the “Warrant Amendment”).

The Company further announced that it will exercise its right, in accordance with the terms of the Warrant Amendment, to exchange each warrant that was outstanding upon the closing of the Offer for 0.216 ordinary shares per warrant, which is a ratio 10% less than the exchange ratio applicable to the Offer (the “Post-Offer Exchange”). The Company has fixed the date for the Post-Offer Exchange as June 27, 2023.

Pursuant to the Offer and the Post-Offer Exchange, the Company will issue approximately 5,419,800 ordinary shares in exchange for all of its outstanding warrants, increasing the ordinary shares outstanding from approximately 160,348,112 to approximately 165,767,912.

As a result of the completion of the Offer and the Post-Offer Exchange, no warrants will remain outstanding. Accordingly, the public warrants will be suspended from trading on the Nasdaq and will be delisted upon completion of the Post-Offer Exchange. The ordinary shares will continue to be listed and trade on the Nasdaq under the symbol “THCH.”

The purpose of the Offer and Consent Solicitation is to simplify the Company’s capital structure and reduce the potential dilutive impact of the warrants.

Merrill Lynch (Asia Pacific) Limited was the dealer manager for the Offer and Consent Solicitation. D.F. King & Co., Inc. served as the information agent for the Offer and Consent Solicitation, and Continental Stock Transfer & Trust Company served as the exchange agent for the Offer and Consent Solicitation.

About TH International Limited

TH International Limited (Nasdaq: THCH) (“Tims China”) is the parent company of the exclusive master franchisees of Tim Hortons coffee shops in mainland China, Hong Kong, and Macau and Popeyes restaurants in mainland China and Macau. Tims China was founded by Cartesian Capital Group and Tim Hortons Restaurants International, a subsidiary of Restaurant Brands International (TSX: QSR) (NYSE: QSR).

The company’s philosophy is rooted in world-class execution and data-driven decision making and centered on true local relevance, continuous innovation, genuine community, and absolute convenience. For more information, please visit ir.timschina.com.

Forward-Looking Statements

Certain statements in this communication may be considered forward-looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts and generally relate to future events or the Company’s future financial or other performance metrics. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “target,” “plan,” “expect,” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such forward looking statements. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by the Company and its management, as the case may be, are inherently uncertain and subject to material change. Factors that may cause actual results to differ materially from current expectations include various factors beyond management’s control, including, but not limited to, our ability to successfully exercise the remaining warrants pursuant to the Warrant Amendment; general economic conditions and other risks, uncertainties and factors set forth in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in the Company’s Annual Report on Form 20-F, and other filings it makes with the Securities and Exchange Commission. Nothing in this communication should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements in this communication, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein. Except as required by law, the Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Disclaimer

This communication is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy, any securities, nor shall there be any sale, issuance or transfer or securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Contact information

Investor Relations

Tims China Investor Relations:
IR@timschina.com

ICR, LLC

TimsChinaIR@icrinc.com

Public Relations

ICR, LLC
TimsChinaPR@icrinc.com

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